UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 9, 2017

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company         ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

Item 2.02. Results of Operations and Financial Condition.

The information set forth in Item 7.01 of this Form 8-K is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

As previously disclosed, on June 28, 2017, Rite Aid Corporation (“Rite Aid”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Walgreens Boots Alliance, Inc., a Delaware corporation (“WBA”) and Walgreen Co., an Illinois corporation and wholly owned direct subsidiary of WBA (“Buyer”). Pursuant to the terms and subject to the conditions set forth in the Asset Purchase Agreement, Buyer will purchase from Rite Aid 2,186 stores (the “Acquired Stores”) and certain distribution and other specified assets related thereto for a purchase price of approximately $5.175 billion, on a cash-free, debt-free basis, plus Buyer’s assumption of certain liabilities of Rite Aid and its affiliates (the “Sale”).

On August 9, 2017 and August 10, 2017, Rite Aid will meet with investors and provide information in the form of a presentation (the “Presentation”) which includes, among other things, a summary of Rite Aid’s recent performance in the retail pharmacy segment and the pharmacy services segment for the 13 and 53 weeks ended June 3, 2017. Additionally, the Presentation provides certain pro forma information regarding the impact of the Sale on Rite Aid’s results of operations and capital structure for the 52 weeks ended March 4 2017. The pro forma information assumes (i) financial results for a 52-week fiscal 2017 instead of a 53-week basis, as reported for the fiscal year ended March 4, 2017, (ii) $4.9 billion of the net proceeds from the Sale will be used to pay down Rite Aid’s outstanding indebtedness, (iii) corporate administrative expenses would have been reduced by $96 million, reflecting an allocation of corporate administration costs to the divested assets to reflect the right-sizing of the Company’s administrative function, (iv) pro-forma adjustments do not include estimates for generic drug synergies or other purchasing dis-synergies that could occur after the Sale is completed, (v) pro-forma interest expense assumes that Rite Aid’s 6.125% notes due 2023, 7.7% notes due 2027 and 6.875% notes due 2028 will remain outstanding after Rite Aid repays the outstanding debt it plans to repay after receiving proceeds from the Sale, (vi) pro-forma net income excludes the gain on sale of assets to be recorded, and (vii) pro-forma information is presented as of and for the year ended March 4, 2017 and does not reflect the results of Rite Aid’s most recently completed quarter ended June 3, 2017. The pro forma information is for illustrative purposes only, was prepared by management in response to investor inquiries and is based upon a number of assumptions. Additional items that may require adjustments to the pro forma information may be identified and could result in material changes to the information in the Presentation. The information in the Presentation is not necessarily indicative of what actual financial results of Rite Aid would have been had the Sale occurred on the dates or for the periods indicated, nor does it purport to project the financial results of Rite Aid for any future periods or as of any date. Such pro forma information has not been prepared in conformity with Regulation S-X. Rite Aid’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial information. Accordingly, Rite Aid’s independent auditors do not express an opinion or provide any form of assurance with respect thereto. The information in the Presentation should not be viewed in replacement of results prepared in compliance with Generally Accepted Accounting Principles or any pro forma financial statements subsequently required by the rules and regulations of the Securities and Exchange Commission.

A copy of the Presentation is being furnished as Exhibit 99.1 to this Form 8-K.

The information (including Exhibit 99.1) being furnished pursuant to this “Item 7.01 Regulation FD Disclosure” and “Item 2.02. Results of Operations and Financial Condition” shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1      Rite Aid Corporation Investor Presentation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RITE AID CORPORATION

Dated: August 9, 2017	By:	/s/ James J. Comitale
		Name:	James J. Comitale
		Title:	Senior Vice President, General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Rite Aid Corporation Investor Presentation